Exhibit 10.1

XO COMMUNICATIONS SERVICES, INC.
2011 SPECIAL RECOGNITION AWARD PLAN

INTRODUCTION

The purpose of this XO Communications Services, Inc. Special Recognition Award Plan (the “Plan”) is to encourage a selected group of key XO employees who are important to the ongoing operations of XO Communications Services, Inc. (the “Company”) to remain employed by the Company, by paying such individuals certain Special Recognition Award compensation, thereby reinforcing their efforts for, and commitment to, the Company.  Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

This document constitutes both the plan document and the summary plan description for the Plan.  The Plan is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).  Your ERISA rights are described at the end of this document.  This document is provided to you as required by ERISA.  You should read all parts of this description carefully so that you will not only understand the ways in which the Plan may benefit you, but also certain exclusions to coverage and limitations on the receipt of benefits which may apply to you.

ARTICLE I

DEFINITIONS

1.1 “Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

1.2 “Board” shall mean the Board of Directors of XO Holdings, Inc., the Company’s parent company.

1.3 “Cause” means, with respect to a Participant’s Termination of Employment, the following: (i) the willful and continued failure of the Participant to perform all of his or her duties with the Company (other than any such failure resulting from an incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to such Participant by the Board or the Participant's manager, co-signed by the Senior Vice President, Human Resources (or if such position is unoccupied, such other executive who has responsibility for the Human Resources function), which specifically identifies the manner in which the Board or the Participant's manager believes that the Participant has not substantially performed his or her duties, and failure to cure such non-performance within 10 days after receipt of such written demand; or (ii) the  engaging by the Participant in gross misconduct or misconduct (including, without limitation, fraud or embezzlement) while employed by the Company; (iii) the conviction of, or plea of guilty or nolo contendere, to a felony or serious misdemeanor while employed by the Company; (iv)  conduct of the Participant involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; (v) violation by the Participant of any of the Company’s written policies and procedures.

1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the treasury regulations issued thereunder.

1.5 “Committee” shall mean a committee appointed by the Board from time to time to administer this Plan.  Notwithstanding the foregoing, if, and to the extent that no Committee exists that has the authority to administer this Plan, the functions of the Committee shall be exercised by the Compensation Committee of the Board and all references herein to the Committee shall be deemed to be references to the Compensation Committee of the Board.  The Committee (or its designee under Section 5.4 herein) shall have the exclusive right, power, and authority, in its sole discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan.  Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of (subject to Board direction), the Special Recognition Award payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of the Special Recognition Award under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; (e) to decide for purposes of paying benefits hereunder, whether, based on the terms of the Plan, a Termination of Employment is for Cause; and (f) to process and approve or deny benefit claims and rule on any benefit exclusions.  All interpretations, determinations and decisions made by the Committee (or any delegate under Section 5.4 herein) with respect to any matter arising under the Plan and any other relevant documents shall be final, conclusive and binding on all parties.

1.6 “Company” shall mean XO Communications Services Inc. and any successor as provided in Article VI hereof.

1.7 “Company Group” shall mean the Company’s parent company, XO Holdings, Inc. and its subsidiaries, including the Company.

1.8 “Competing Business” shall mean any Person or entity engaged in (i) telecommunications services and solutions, including managed voice, data, and IP services, for businesses, enterprises, government, carriers, and service providers, or (ii) any other business that is competitive with the business then being conducted by the Company or any of its subsidiaries, in each case in any geographic location where the Company or its subsidiaries conducts business.

1.9 “Confidential Records” shall have the meaning set forth in Section 2.7(c).

1.10  “Effective Date” shall mean the 20th day of April, 2011.

1.11  “Participant” shall mean each full-time employee of the Company (or member of the Company Group, if applicable) selected by the Committee in its sole and absolute discretion and designated in writing as a Participant in the Plan.  Any such designated individual shall only become a Participant on his or her receipt and acknowledgment in writing (delivered back to the Company) of the Special Recognition Award Letter.

1.12 “Person” shall mean any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

1.13 “Plan” shall mean the XO Communications Services, Inc. 2011 Special Recognition Award Plan.

1.14 “Proprietary Information” shall have the meaning set forth in Section 2.7(b).

1.15 “Restricted Period” shall have the meaning set forth in Section 2.7(a).

1.16 “Special Recognition Award” shall mean the amount or formula set forth in the Special Recognition Award Letter.

1.17 “Special Recognition Award Letter” shall mean the letter from the Company informing an employee of the Company of his or her selection as a Participant, the amount of a possible Special Recognition Award and setting forth any additional terms and conditions of participation in the Plan, in the form attached hereto as Annex A or any such other form as determined by the Committee from time to time, in its sole and absolute discretion.

1.18 “Termination of Employment” shall mean a termination by the Company of the employment (for reasons other than a leave of absence granted by the Company) of a Participant with the Company.  Unless otherwise determined by the Company in its sole and absolute discretion, a Participant’s transfer of employment from the Company to any subsidiary or Affiliate shall not be treated as a Termination of Employment for purposes of the Plan.  Notwithstanding the foregoing, a Participant shall not be considered to have experienced a Termination of Employment if, for purposes of Section 409A of the Code, the Participant would not be considered to have had a “separation from service.”  Notwithstanding anything herein to the contrary and for the avoidance of doubt, in no event shall a resignation of employment with the Company by a Participant be deemed a “Termination of Employment” hereunder.

ARTICLE II

SPECIAL RECOGNITION AWARD TERMS

2.1 Grant and Acceptance of Special Recognition Award.  Subject to the terms and conditions of the Plan, including, without limitation, those set forth in Section 2.3, and Section 2.7, and any additional terms and conditions set forth in the Special Recognition Award Letter, a Participant who receives a Special Recognition Award Letter shall be entitled to receive the Special Recognition Award, which shall vest and become payable only in accordance with the provisions of Sections 2.3 and 2.4, provided such Participant executes and returns his or her Special Recognition Award Letter within ten (10) business days of receipt.  A Participant who does not timely execute and return his or her Special Recognition Award Letter will forfeit entitlement to any payments under the Plan and/or such Special Recognition Award Letter.

2.2 Amount of Special Recognition Award.  The amount of the Participant’s Special Recognition Award shall be as set forth in the applicable Special Recognition Award Letter.

2.3 Vesting.  (a)  A Participant’s Special Recognition Award shall vest and shall not be subject to repayment (to the extent previously paid under Section 2.3(b)) as provided in Section 2.3(b) or Section 2.4 only upon satisfying one of the following requirements:

(x)   The Participant (i) is actively employed by the Company and in good standing at all times for a continuous period beginning on the date the Participant receives, executes, and returns to the Company a Special Recognition Award Letter through March 31, 2012 (the “Service Period”), and (ii) during the Service Period, performs all of the duties and obligations of his or her employment, as established from time to time by the Company, in accordance with the applicable law and all policies, procedures and rules of the Company.  For purposes of this provision, “being actively employed by the Company” shall mean on-site full-time service unless the Participant is on any approved leave otherwise protected by law; or

(y)  (i) The Participant’s employment with the Company is terminated by the Company or terminates as a result of the Participant’s death, in each case, earlier than March 31, 2012, (ii) other than in the case of a termination as a result of the Participant’s death, such termination constitutes a Termination of Employment without Cause (including as a result of disability, defined as the Participant’s absence from active, on-site employment for 30 or more consecutive days), (iii) at all times prior to such termination, the Participant has performed all of the duties and obligations of his or her employment, as established from time to time by the Company, in accordance with the applicable law and all policies, procedures and rules of the Company, and (iv) other than in the case of a termination as a result of the Participant’s death, the Participant cooperates with the Company, as reasonably requested by the Company, to effect a transition of the Participant’s responsibilities and to ensure that the Company is aware of all matters being handled by the Participant and is aware of all existing or pending contacts, transactions, negotiations, responsibilities, duties and other aspects of the Participant’s employment with the Company.

(b)      Under no circumstances under Section 2.3(a)(y) will (i) any Participant’s Special Recognition Award vest or (ii) any Participant have any right to receive any payment in satisfaction of his or her Special Recognition Award, in the event of the Participant’s cessation of employment with the Company for any reason or no reason other than as a result of  a termination as a result of the Participant’s death or a Termination of Employment by the Company without Cause prior to March 31, 2012.

(c)        Any Participant entitled to a Special Recognition Award pursuant to the terms of this Plan shall be paid the amount of such Special Recognition Award, or in the case of his or her death, the Participant’s estate or legal representative shall be paid the amount of such Special Recognition Award, in the form of two cash lump sums as follows: (i) 50% of the Special Recognition Award will be paid within thirty (30) days  after the Special Recognition Award has been granted and the Special Recognition Award Letter has been executed and returned to the Company, and (ii) 50% of the Special Recognition Award will be paid on or prior to April 30, 2012, provided, that in the case of a Special Recognition Award that has vested under Section 2.3(a)(y), such payment shall only be paid after  the Participant has delivered to the Company and not revoked a release pursuant to Section 2.5 and the revocation period with respect to such release has expired without a revocation; except to the extent that Section 409A of the Internal Revenue Code (and the regulations promulgated thereunder) would otherwise delay payment as a result of the Participant being considered a “specified employee,” in which case the Participant shall be paid on the first business day following expiration of the six month period provided for in Section 409A (subject to the other terms and conditions hereof, including without limitation, Section 2.5).  If (i) there occurs a Termination of Employment of the Participant by the Company with Cause or (ii) the Participant resigns from the Company prior to March 31, 2012, no Special Recognition Award granted to such Participant will vest, the Participant will not be eligible for a Special Recognition Award payment and will be required to promptly repay the Company any portion of the Special Recognition Award paid prior to such Participant’s resignation.  All payments are subject to the terms and conditions of the Plan.  In the event of the Participant’s breach of any provision under the Plan, including, without limitation, Section 2.7 where applicable, the Company shall be entitled to recover (and the Participant shall promptly pay back to the Company) any payments previously made to the Participant under the Plan.  In the event a Participant fails to promptly repay any forfeited portion of the Special Recognition Award, the Participant shall be liable for any legal fees and expenses incurred by the Company in connection with recovering such forfeited amount.

2.4 No Duty to Mitigate/Set-off.  In the event of the Participant’s cessation of employment with the Company as a result of a Termination of Employment by the Company without Cause prior to March 31, 2012, such Participant entitled to receive the Special Recognition Award hereunder shall not be required to seek other employment or consultancy or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to the Plan and there shall be no offset against any amounts due the Participant under the Plan on account of any remuneration attributable to any subsequent employment or consultancy that the Participant may obtain or otherwise receive.  The amounts payable hereunder shall to the extent provided by law be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant including without limitation, under Section 2.3.

2.5 Release Required.  With respect to any Participant who has undergone a Termination of Employment, any amounts payable pursuant to the Plan shall only be payable, subject to the other terms and conditions hereof, if the Participant delivers to the Company a release of all claims of any kind whatsoever in such form and substance as is satisfactory to the Company and all periods of revocation have expired.  Such release shall be delivered no later than forty five days (45) following the Participant’s Termination of Employment, or in the event that such Termination of Employment occurs after November 1 in any year, such release shall be delivered on or after January 1 of the next succeeding year.  Without limiting the Company’s ability, in its sole and absolute discretion, to accept a release prepared by someone other than the Company, and for the purpose of assisting Participants in discharging their obligations under this Section 2.5, a release agreement that is satisfactory in form and substance to the Company will be supplied to a Participant who has undergone a Termination of Employment for his or her review and execution.

2.6 Cooperation.  As a condition to the grant of the Special Recognition Award to a Participant, at all times from and after the date hereof, such Participant hereby agrees to be reasonably available to cooperate with the Company and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Company and which are or become the subject of litigation or other dispute.

2.7 Restrictive Covenants.  As a condition to the grant of the Special Recognition Award to a Participant who is a party to an agreement with the Company (or any member of the Company Group) that restricts his or her ability to disclose confidential information and to solicit customers and employees of the Company (or any member of the Company Group) after his or her Termination of Employment or other cessation of employment with the Company (or any member of the Company Group) by such Participant for any reason or no reason (the “Employee Confidentiality and Intellectual Property Agreement”) (incorporated herein by reference), such Participant shall at all times comply with the terms and conditions of such Employee Confidentiality and Intellectual Property Agreement.  Additionally, as a condition to the grant of the Special Recognition Award to such Participant, such Participant hereby covenants as follows:

(a) Except as provided below, until April 20, 2012 (the period from and after the Effective Date through and including April 20, 2012, the “Restricted Period”), if such Participant is an  employee of the Company (or any member of the Company Group) listed on Annex B attached hereto (each a “Restricted Participant”), such Restricted Participant shall not, without the prior written consent of the Board, either directly, indirectly, separately or in association with others engage in the operation of or have any financial interest in (whether as an officer, director, employee, partner, owner, lender, shareholder, operator, consultant or otherwise) any Person, firm, corporation or business that itself engages in, or through a subsidiary or an Affiliate engages in, a Competing Business; provided; however, that nothing in the Plan shall prohibit such Restricted Participant from owning one percent (1%) or less of the issued and outstanding securities of a company which is engaged in a Competing Business whose securities are traded over the counter or listed on a national securities exchange; provided further, this provision shall not be deemed to supersede any more restrictive covenant contained in any other agreement between such Restricted Participant and the Company.

(b) During the Restricted Period and at all times thereafter, such Participant shall not, directly or indirectly, use for his or her own purpose or for the benefit of any individual or entity other than any member of the Company Group, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure has been specifically authorized in writing by the Board or is required by law.  For purposes of the Plan, the term “Proprietary Information” includes, but is not limited to: (i) all ideas, inventions, know-how, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by any member of the Company Group or which are, directly or indirectly, related to the business, products or services, or proposed business, products or services, of any member of the Company Group; (ii) the name and/or address of any customer or vendor of any member of the Company Group or any information concerning the transactions or relations of any customer or vendor of  any member of the Company Group with any member of the Company Group, their subsidiaries, Affiliates or any of their owners, creditors, stockholders, members, principals, directors, officers, employees, consultants or agents; (iii) any financial information relating to any member of the Company Group and their respective businesses, including, without limitation, information relating to pricing or marketing methods, sales margins, cost or source of materials, supplies or goods, capital structure, operating results or borrowing arrangements; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by any member of the Company Group; (v) any business plans, budgets, advertising or marketing plans; (vi) any information contained in any of the written or oral policies and procedures or manuals of any member of the Company Group; (vii) any information belonging to customers, vendors, subsidiaries or Affiliates of any member of the Company Group or any other individual or entity which any member of the Company Group has agreed to hold in confidence; (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) relating to any of the foregoing, (ix) any personal or private information regarding any officer, director, employee, shareholder or Affiliate of the Company.  Information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be proprietary information.  The term “Proprietary Information” shall not include: (i) information generally available to and known by the public other than as a result of a breach by the Participant of his or her obligations hereunder or under any of the policies of the Company (or any member of the Company Group) or any agreement with the Company (or any member of the Company Group) or (ii) information that is or becomes available to the Participant on a non-confidential basis from a source other than any member of the Company Group or any of their members, managers, stockholders, directors, officers, employees, consultants or agents and the disclosure of which was not a breach of any obligation of confidentiality.

(c) During the Restricted Period and at all times thereafter, such Participant shall not, except as required by law or as is necessary for the performance of such Participant’s duties as an employee or consultant, and only upon prior written notice thereof to the Company, directly or indirectly, publish, make known or in any manner disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any individual or entity.  Following such Participant’s Termination of Employment or other cessation of employment with the Company (or any member of the Company Group) by such Participant for any reason or no reason, or at any time upon request by the Company, such Participant shall not retain, and will deliver promptly to the Company, all copies of any Confidential Records.  For purposes of the Plan, the term “Confidential Records” means, without limitation, all Proprietary Information, correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records and customer and vendor records relating to or containing any Proprietary Information (in any medium whether in writing, on magnetic tape or in electronic or other form) or equipment of any kind which may be in a Participant’s possession or under a Participant’s control or accessible to a Participant.  All Confidential Records shall be and remain the sole and exclusive property of the Company.

(d)                 During the Restricted Period and at all times thereafter, such Participant shall not in any manner disparage the Company or any of its Affiliates or any of their respective officers, directors, or employees, or Carl C. Icahn, or any Related Persons, or any Affiliate of any of the foregoing.  For the purposes of this Plan, “Related Persons” means:  (1) Carl C. Icahn, any spouse and any child, stepchild, sibling or descendent of Carl C. Icahn; (2) any estate of Carl C. Icahn or of any person referred to in clause (1); (3) any person who receives a bequest from or beneficial interest, in any estate under clause (2); (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest; (5) any Person, directly or indirectly owned or controlled by Carl C. Icahn or any other person or persons identified in clauses (1), (2), (3), or (4); and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl C. Icahn or any person identified in clauses (1), (2), or (3) above contributes his or her beneficial interest in the Company or to which such beneficial interest passes pursuant to such person’s will.

2.8 Injunctive Relief.  As a condition to the grant of the Special Recognition Award, it is further expressly agreed by the applicable Participant that the Company will or would suffer irreparable injury if the Participant were to violate any of the covenants set forth in Section 2.7, where applicable, and that the Company would by reason of any such violation be entitled to injunctive relief in a court of appropriate jurisdiction (without having to post any bond) and the Participant further consents and stipulates to the entry of such injunctive relief in such court prohibiting him or her from violating any of the covenants set forth in Section 2.7, where applicable.

2.9 Survival of Provisions.  Where applicable, the obligations contained in Section 2.7 will survive the Participant’s Termination of Employment or other cessation of employment with the Company (or any member of the Company Group) by such Participant for any reason or no reason, and will be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in these restrictive covenants is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

ARTICLE III
FUNDING

3.1           The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan.  All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company.  If the Company decides in its sole and absolute discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole and absolute discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE IV
AMENDMENT AND TERMINATION

4.1 The Committee may, at any time and for any reason, with or without advance notice, amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination of the Plan may have an adverse material effect on the rights of any Participant who has received a Special Recognition Award Letter, unless otherwise agreed to in a writing executed by the Participant and the Company.

4.2 Subject to the provisions of Section 2.9, the Plan shall automatically terminate upon the completion of all payments payable under the terms of the Plan.

ARTICLE V
ADMINISTRATION OF THE PLAN

5.1 Plan Administrator.  The general administration of the Plan on behalf of the Company shall be exercised by the Committee.

5.2 Reimbursement of Expenses of Plan Committee.  The Company shall pay or reimburse the members of the Committee for all reasonable and documented expenses incurred in connection with their duties hereunder.

5.3 Action by the Plan Committee.  Decisions of the Committee pursuant to its authority under Section 1.5 herein shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written unanimous action in lieu of a meeting in accordance with applicable law.

5.4 Delegation of Authority.  The Committee, in its sole discretion, may delegate all or any portion of its powers and responsibilities under the Plan to any employee of the Company by formal resolution filed with and accepted by the Board.  Any such delegation shall not be effective until it is accepted by the Board and the person designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

5.5 Retention of Professional Assistance.  The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

5.6 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

5.7 Claims/Disputes Procedure

(a)           Any claim by a Participant or beneficiary (“Claimant”) with respect to eligibility, participation, Special Recognition Award benefits, or other aspects of the operation of the Plan shall be made in writing to the Committee, pursuant to forms approved by the Committee.  The Committee, in its sole and absolute discretion, shall make all determinations as to the right of any person to a disputed Special Recognition Award.  If a Claimant is denied a Special Recognition Award or any part thereof under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days after the Committee receives the claim, provided that in the event of special circumstances such period may be extended by the Committee in its sole and absolute discretion.

(b)           If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Plan’s request for information; or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided.

(c)           If the claim is wholly or partially denied, the notice to the Claimant shall set forth in the language calculated to be understood by the claimant:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions upon which the denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)
an explanation of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(d)           If the claim has been denied pursuant to Section 5.7(c), the Claimant may request further review.  Any request for further review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial provided for in Section 5.7(c).  The Claimant or his or her duly authorized representative may upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim.

(e)           The Committee shall then review the claim within the next 60 days, at which the Claimant shall have an opportunity to submit comments, documents, records, and other information relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(f)                 The decision of the Committee shall be made within 60 days after receipt of the Claimant’s appeal, unless special circumstances require an extension in the Committee’s sole and absolute discretion.

(g)                 If the initial 60 day period is extended (such period may be extended to 120 days), the Committee (or its designee under Section 5.4) shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of:  (i) the date on which the Claimant responds to the Plan’s request for information; or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided.

In any event, a decision shall be rendered not later than 120 days after receipt of the request for review.

(h)                 The Committee’s decision on the Claimant’s claim for review will be communicated to the Claimant in writing.  If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and also set forth any relevant notice requirements.

(i)                 A Claimant shall be required to exhaust all administrative remedies under this Section 5.7 prior to commencing any legal action.  In addition, no lawsuit may be commenced more than two (2) years after the date on which the Committee renders a decision upon review under this Section 5.7.

5.8 Rights Under ERISA. As a plan participant in an ERISA-covered plan, you have the following rights:

(a) To examine all plan documents without charge at the Company’s offices during normal working hours.  These documents may include, if applicable, annual financial reports, insurance contracts, plan descriptions, and all other official plan documents filed with the United States Department of Labor or Internal Revenue Service.

(b) To obtain copies of plan documents and other information by writing to the Senior Vice President, Human Resources.  You may be required to pay a reasonable charge for the copies.

(c) To not be discharged or discriminated against to prevent you from obtaining a benefit or exercising your ERISA rights.

(d) If your claim for a benefit is denied in whole or in part, you will receive a written explanation of the denial, as set forth in Section 5.7.

In addition to creating rights for plan participants, ERISA imposes certain duties on the people responsible for the operation of the plans.  The people who operate the plans, called fiduciaries, have a duty to do so prudently and in the best interest of each Participant and beneficiaries.

Under ERISA, you can take the following steps to enforce your rights:

(e) If you request materials and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Senior Vice President, Human Resources to provide the materials and pay you up to $110 a day until you receive the materials – unless the materials were not sent due to reasons beyond the control of the Senior Vice President, Human Resources.

(f) If your claim for benefits is denied or ignored in whole or in part, you may file suit in a federal court.

(g) If you are discriminated against for pursuing a benefit or exercising your ERISA rights, you may seek help from the United States Department of Labor or file suit in a federal court.

If you file suit against a plan, the court will decide who should pay court costs and legal fees.  If you win your suit, the court may order the person you have sued to pay the court costs and legal fees.  If you lose your suit, the court may order you to pay the costs and fees if, for example, the court decides your suit was frivolous.

If you have any questions about this Plan, you should contact the Senior Vice President, Human Resources.  If you have questions about your rights under ERISA, you may contact the nearest area office of the U.S. Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, United States Department of Labor, listed in your telephone directory, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

5.9           Information Concerning the Plan

The Company’s address is:

XO Communications Services, Inc.
13865 Sunrise Valley Drive
Herndon, VA 20171

The legally designated Plan Administrator is the Board of Directors of XO Holdings, Inc., or a committee or designee thereof.  Any questions regarding the Plan should be directed to the Senior Vice President, Human Resources.

Any inquiries or legal process, to be served, relating to the Plan may be addressed to the Plan Administrator in care of the Employer at the following address:

XO Communications Services, Inc.
13865 Sunrise Valley Drive
Herndon, VA 20171
Attn: Senior Vice President, General Counsel

Remember, actions generally must be brought within three years of the date your benefit was denied (or the date the cause of action first arose, if earlier).

The Plan is an “employee welfare benefit plan” under Section 3(1) of ERISA and operates on a 12-month plan year beginning each April 1 and ending each March 31.

The Company’s Tax Identification Number is 91-2019476.

The Plan Number is 525.

The benefits available under the Plan are paid out of the Company’s general assets.

5.10 Indemnification.  The Committee, its members and any person designated pursuant to Section 5.4 above shall not be liable for any action or determination made in good faith with respect to the Plan.  The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE VI

SUCCESSORS

For purposes of the Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company.  In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any such successor or assignee to the business or assets of the Company.

ARTICLE VII

MISCELLANEOUS

7.10 Rights of Participants.  Nothing herein shall be held or construed to create any liability or obligation upon the Company to employ or retain any Participant in its service.  All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.  The amount of any Special Recognition Award payable hereunder is a special incentive payment and will not be taken into account in computing the amount of salary or compensation for purposes of any severance plan, 401(k), pension, or other employee benefit plan(s) in which the Company or its Affiliates is a participating employer, unless such plan expressly includes such payments in “salary” or “compensation” for purposes of such plan.

7.11 Governing Law.  To the extent not governed by the Code, the Plan shall be governed by the laws of the State of Delaware (without reference to rules relating to conflicts of law).  The Participants agree to the exclusive jurisdiction of any federal or state court in the State of Delaware, having jurisdiction hereunder, with respect to any complaint or proceeding arising under or related to this Plan.  The Participants consent to service of process by first class certified mail, return receipt requested, postage paid, at their last known address as reflected in the Company’s books and records.

7.12 Withholding.  The Company or its Affiliates shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

7.13 Severability.  In case any provision of the Plan shall be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

7.14 Assignment and Alienation.  The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized and shall not be legally binding or enforceable.

7.15 Communications.  All announcements, notices and other communications regarding this Plan will be made by the Company in writing.

7.16 Section 409A of the Code. Although the Company makes no guarantee with respect to the treatment of payments under this Plan and shall not be responsible in any event with regard to the Plan’s compliance with Section 409A (as defined below), the payments contained herein are intended to be “short term deferrals” that are exempt from Section 409A of the Code, as amended, and any regulations or official guidance relating thereto (collectively, “Section 409A”) and shall be limited, construed and interpreted in accordance with such intent.

7.17 Section 280G of the Code.  In the event that any payments under the Plan (whether alone or in connection with any other payments due to a Participant) would cause the Company or any Affiliate to lose any tax deductions as a result of the application of Section 280G of the Code, the amount of such payments shall be reduced to the full extent necessary to avoid the loss of such tax deduction by the Company or any Affiliate and the determinations of the Committee with respect to size of such reduction shall be final and conclusive.

7.18 Entire Agreement.  The Plan sets forth the entire understanding of the Company with respect to the subject matter hereof and, other than with respect to the terms of any existing employment agreement and/or the Company’s severance plans, supersedes all existing incentive and/or retention plans, agreements and understandings (whether oral or written) between the Company and the Participants with respect to the subject matter herein.

7.19 Notices.  All notices and other communications required or permitted under this Plan or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail to the last known address of the Company or the Participant, as the case may be, reflected upon Company records.  Notices to the Company shall be addressed to:

XO Communications Services, Inc.
13865 Sunrise Valley Drive
Herndon, VA 20171
Attention:  Senior Vice President and General Counsel

or at any other address designated by the Company, in writing, to the Participant.

[Remainder of Page Left Blank]

ANNEX A

Special Recognition Awards Letter

Dear _____________:

We are pleased to inform you that you have been selected as a Participant in a new Special Recognition Award Plan (the "Plan") of XO Communications Services, Inc. (the “Company”).  The Plan has been implemented to reward employees like you who have contributed to the success of the Company and whose efforts are important to our future success.

Under the terms of the Plan, you are eligible to receive a Special Recognition Award totaling $_____________ (less applicable withholdings and deductions), provided that you satisfy the “vesting requirements” and other terms and conditions set forth in the Plan.  Of this amount, you will receive 50%, or $____________, within thirty (30) days  after the Special Recognition Award has been granted and this Special Recognition Award Letter has been executed and returned to the Company, and the remaining 50% on or prior to April 30, 2012.  The Plan generally provides that if you are no longer employed by the Company at any time between the time you receive, execute, and return to the Company this Special Recognition Award Letter through March 31, 2012, you will not receive the second 50% payment, and you will be required to repay the Company any amount already received under the Plan.

Some details of your participation in the Plan are set forth in this letter, but other important terms and conditions are described in the Plan.  We encourage you to carefully review the Plan, a copy of which is included with this letter.  Capitalized words in this letter which are not defined herein are defined in the Plan.  In the event of any conflict between the provisions of this letter and the provisions of the Plan, the terms of the Plan shall control.  This letter constitutes the Special Recognition Award Letter called for in the Plan.

Participation in the Plan and all related discussions and documentation, including the contents of this letter, are considered fully confidential between the Company and you.  You are expected to honor this confidentiality and not disclose or discuss any aspect of the Plan or your participation therein with any person other than your immediate family members, your tax and/or legal advisors, the undersigned, or the XO Human Resources Department.

As a prerequisite to becoming a Participant, please acknowledge your receipt of this letter and the Plan and your agreement to be bound by the terms and conditions of this letter and the Plan by signing the enclosed copy of this letter and returning it to my attention.

Should you have any questions about the Plan, the payments and your obligations with respect to them, please contact me at __________.

Very truly yours,

[Insert name of Company contact]

My signature constitutes an acknowledgement that I have received and reviewed this letter and the 2011 Special Recognition Award Plan.  By acknowledging this letter I am agreeing to be subject to the terms and conditions of the Plan as a Participant thereunder.

Signed by:  _________________________________   Date:  ______________________

Printed Name:  ___________________________________________________________

ANNEX B

Restricted Participants

Name	Title
Daniel Wagner	President, Business Services
Laura W. Thomas	Chief Financial Officer
Ernie Ortega	President, Carrier Services
Steve Nocella	Senior Vice President-Network Operations
Rob Geller	Senior Vice President/Chief Information Officer
Heather Gold	Senior Vice President-Regulatory
Simone Wu	Senior Vice President/General Counsel
Mike Toplisek	Vice President, Business Services Sales & Marketing
Don MacNeil	Vice President, Carrier Sales Operations
Randy Nicklas	Chief Technology Officer